Exhibit 99.2

Abony Acquisition Corp. I Announces Closing of $230 Million Initial Public Offering Including Exercise of Underwriter’s Over-Allotment Option in Full

AUSTIN, TX, Feb. 20, 2026 (GLOBE NEWSWIRE) -- Abony Acquisition Corp. I (Nasdaq: AACOU) (the “Company”) today announced the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriter of its over-allotment option in full, at a public offering price of $10.00 per unit. Each unit sold in the offering consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments.

The units are listed on the Global Market tier of the Nasdaq Stock Market LLC (“Nasdaq”) and commenced trading under the ticker symbol “AACOU” on February 19, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AACO” and “AACOW,” respectively.

Concurrently with the closing of the initial public offering, the Company closed on a private placement of 695,000 units at a price of $10.00 per unit, resulting in gross proceeds of $6,950,000. Abony Sponsor I LLC, the Company’s sponsor, purchased 465,000 of the private placement units and BTIG, LLC purchased 230,000 of the private placement units. Each private placement unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $230,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company intends to use the net proceeds from the offering after expenses, and the simultaneous private placements of units, to consummate the Company's initial business combination and for working capital following the offering.

Abony Acquisition Corp. I is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, it intends to focus on companies that have an aggregate enterprise value of approximately $750 million to $1.5 billion or more, that complement the Company’s management team’s background in defense technology, advanced computing, software and media industry sectors.

BTIG, LLC acted as the sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, by email at: ProspectusDelivery@btig.com, or by visiting the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of the net proceeds of the initial public offering and simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACTS

Lorne Abony
Chief Executive Officer
Abony Acquisition Corp. I
(512) 553-1770
lorne@abonyac.com

Leo Kofman
Chief Financial Officer and Chief Operating Officer
Abony Acquisition Corp. I
(512) 553-1770
leo@abonyac.com